Exhibit 99.1

Averin Capital Acquisition Corp. Announces Closing of Partial Exercise of IPO Over-Allotment Option

New York, NY, March 05, 2026 (GLOBE NEWSWIRE) -- Averin Capital Acquisition Corp. (the “Company”) (NASDAQ: ACAAU), announced today that the underwriter of its previously announced initial public offering has partially exercised its option to purchase an additional 3,386,008 units at the public offering price of $10.00 per unit, resulting in additional gross proceeds of approximately $33,860,080. The underwriter has a remaining option to purchase up to 363,992 additional units.

After giving effect to this partial exercise of the over-allotment option, the total number of units sold in the public offering increased to 28,386,008 units, resulting in total gross proceeds of $283,860,080 for the Company’s initial public offering.

Each unit consists of one Class A ordinary share and one-sixth of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be traded on Nasdaq under the ticker symbols “ACAA” and “ACAAW”, respectively.

Deutsche Bank Securities Inc. acted as sole book-running manager for the offering.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on February 18, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Averin Capital Acquisition Corp.

David Berry, Chief Executive Officer

david@averincapital.com